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                                                                    EXHIBIT 10.2

                            DEVELOPMENT COORDINATION
                      AND CONSTRUCTION OVERSIGHT AGREEMENT


THIS AGREEMENT is made and executed this 15th day of September, 1998, by and between INVESTMENT PROPERTY ASSOCIATES, INC., (hereinafter "IPA") of 16930 Robbins Road, Suite 120, Grand Haven, Michigan 49417, Development Coordinator, and Community Shores Bank Corporation (hereinafter "CSB") of 1838 Ruddiman Drive, North Muskegon, Michigan, Owner.

                                    PREAMBLE

     1. CSB desires to have IPA perform various services with regard to development coordination and construction oversight of property legally described as Lots 108, 109, 110 and 111 of the Plat of Leroux Subdivision in
Section 1, Town 9 North, Range 17 West, City of Roosevelt Park, Muskegon County, Michigan. Said development shall hereinafter be referred to as "Project."

     2. IPA has agreed to provide such services as desired of it by CSB all in accordance with the terms of this Development Coordination and Construction Oversight Agreement (hereinafter "Agreement").

                                   AGREEMENT

     IN CONSIDERATION of the foregoing facts and the mutual covenants set forth below, the parties have agreed as follows:

     1. Appointment by CSB. CSB hereby appoints IPA as its agent for the development of the Project and, in such capacity, IPA shall perform on behalf of CSB each of the following services with respect to the Project:

     a. Ordering, overseeing, and reviewing any diligence that must be completed on the property which is legally described in Paragraph 1 of Preamble above (hereinafter "Property").

     b. Applying for and receiving all necessary approvals for development of Property in accordance with plans to be approved by CSB. Said approvals will include, but not be limited to, the following: City of Roosevelt Park (Planning Commission and City Council), Muskegon County Road Commission, and, if necessary, City of Norton Shores.

     c. Overseeing completion, to the satisfaction of CSB, a fully engineered site plan for the Property working with CSB's architect and engineer and serving as overseer, consultant, and liaison among those parties.
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     d.     Overseeing completion of detailed plans and specifications by working with CSB's architects, mechanical engineers, landscape designer, and sign vendor. Plans and specifications must be approved by CSB and CSB's Board of Directors, if applicable. IPA will serve as a liaison among all of the service providers for this phase of the development. Plans and specifications will include building design, materials, exterior colors, mechanical systems, landscaping plan, and all site and building signage.

     e. Completion of an interior design/leasehold improvement plan satisfactory to CSB by working with architect, banking equipment vendors, and representatives of CSB.

     f. If CSB directs, obtaining competitive bids for construction of Project including working with architect and engineer on preparation of bid packages; prescreening a select list of builders who will be invited to bid (subject to CSB approval); receiving and reviewing bids; negotiating, drafting, and entering into a contract with the selected general contractor.

     g. Negotiating, drafting, and entering into a lease between Community Shores Bank ("Tenant"), who will occupy Project and CSB.

     h. Coordinating all outside professional services to be provided in conjunction with Project. Those professional services will include, but not be limited to, legal and accounting counsel.

     i. Overseeing all building construction including construction of leasehold improvements, Tenant's interior design selections, and all site work including landscaping and signage. IPA commits to being on site at least Three (3) times per week during the construction process and to attend all construction meetings held by the architect and/or general contractor during construction of Project. All on site supervision shall be performed by a building contractor who is licensed by the State of Michigan. Cost of said licensed supervision shall be borne by IPA.

     j. Processing of all draw requests made by general contractor regarding Project and payment of any and all other costs incurred in the construction process from funds provided by CSB. This process shall include the obtaining of all required waivers of lien, affidavits, and title insurance endorsements as may be required to assure CSB and its lender of unencumbered title.

     2. Compensation for Services. IPA shall be paid for its services by CSB under this Agreement a fee of Ninety Five Thousand and 00/100 Dollars ($95,000.00).

The fee for the services rendered by IPA on behalf of CSB in accordance with the terms of this Agreement shall be payable to IPA in accordance with the following schedule:



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        Nine Thousand Five Hundred and 00/100 Dollars ($9,500.00) per month for a period of Ten (10) months with first installment due Thirty (30) days after execution of this Agreement.

        3. Promotion. At all times during the period that the Project is under construction, CSB shall maintain on the premises of the Project a sign which shall promote the Project and shall designate Investment Property Associates, Inc. as the development coordinator of the Project.

        4. Terms of Agreement. This Agreement shall remain in effect until the completion of all construction contemplated by this Agreement.

        5. Hold Harmless. CSB will protect, indemnify, and hold harmless IPA and all its affiliates against any damages, claims, or causes of action including costs and attorney's fees that may arise in connection with or as a result of IPA's performance of specific acts directed by CSB provided IPA performed said acts in a prudent and reasonable manner. Further IPA shall hold CSB and all its affiliates harmless against any damages, claims, or causes of action that may arise in connection with or as a result of IPA's performance under this Agreement.

        6. Payment of Expenses. CSB shall pay when due and be responsible for the fees to IPA as set forth in Paragraph 2 above, and all other expenses incurred in connection with the completion of Project including, but not limited to, all construction costs, architectural fees, permit/application costs, engineering fees, design fees, promotional materials, legal fees, and all other costs and expenses relating to the Project. It is understood the IPA shall bear no responsibility for the payment of any of the costs or expenses outlined in this Paragraph, and CSB agrees to indemnify and hold IPA harmless from and against the same. Further, IPA shall be authorized to spend up to Two Thousand and 00/100 Dollars ($2,000.00) per item for non-contractual development costs provided, however, that accumulation of said costs in any one month period shall not exceed Ten Thousand and 00/100 Dollars ($10,000.00) without prior approval of CSB.

        7. Agreements and Consents. The approval, agreement or consent of any party, when required under this Agreement, shall not be unreasonably withheld by such party.

        8. Governing Law. This Agreement shall be governed in all respects by Michigan Law.

        9. Binding Effect. This Agreement shall be binding on, and inure to the benefit of, the parties to this Agreement and their respective successors and assigns.

        10. Notices. All notices shall be in writing and shall be deemed given when personally delivered or when deposited in the United States mail or other comparable mail services, postage prepaid, addressed to the party at its address set forth above.

        11. Severability. The unenforceability of any term of this Agreement shall not affect the enforceability of any of the remaining terms of this Agreement.









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          12.  Amendment.  This Agreement may be amended only by a writing signed by CSB and IPA.

          13. Assignment. Neither party may assign its rights in this Agreement without the express written consent of the other party.

          IN WITNESS OF WHICH, the parties have executed this Agreement this 15th day of September 1998.


                              OWNER
                              Community Shores Bank Corporation,
                              a Michigan corporation

                              /s/    Jose' Infante
                              ---------------------------------
                              By:    Jose' Infante
                              Its:   President

                              DEVELOPMENT COORDINATOR

                              Investment Property Associates, Inc.
                              a Michigan corporation

                              /s/    William J. Fettis
                              ---------------------------------
                              By:    William J. Fettis
                              Its:   Principal